Exhibit 99

ARCH CAPITAL GROUP LTD.

APPOINTS PAUL INGREY VICE CHAIRMAN

AND ANNOUNCES REINSURANCE GROUP PROMOTIONS

HAMILTON, BERMUDA, April 6, 2004 –  Arch Capital Group Ltd. [NASDAQ: ACGL] today announced that Paul Ingrey, Chairman and CEO of reinsurance operations, has been appointed Vice Chairman of the Company through October 2007.  Mr. Ingrey came out of retirement in late 2001 and made a commitment to build the Company’s reinsurance operations under a three-year agreement expiring in October 2004.  Consistent with his original wishes to reduce his day-to-day operating role thereafter, Mr. Ingrey will be stepping down as Chairman and CEO of reinsurance operations but will continue as a member of senior management with oversight responsibility for underwriting strategy.

Dwight Evans, who joined Arch in late 2001 as President of Arch Reinsurance Ltd. (Arch Re Bermuda), will succeed Mr. Ingrey in overseeing Arch’s worldwide reinsurance operations.  He has been promoted to the positions of Chairman and CEO of Arch Re Bermuda and President and CEO of Arch Worldwide Reinsurance Group.  Marc Grandisson, who also has been with Arch Re Bermuda since 2001 as Chief Actuary and Chief Underwriting Officer, has been promoted to the position of President and Chief Operating Officer of Arch Re Bermuda.

In addition, John Rathgeber, who has been the Managing Director and Chief Operating Officer of Arch Reinsurance Company (Arch Re U.S.) since 2001, has been promoted to the position of President and CEO of Arch Re U.S.  Tim Olson, who has been Managing Director-Treaty Casualty of Arch Re U.S. since 2001, has been promoted to the position of Executive Vice President and Chief Underwriting Officer of Arch Re U.S.

Dinos Iordanou, President and Chief Executive Officer of the Company, said, “Our ability to promote from within the Company is another indication of the depth and strength of the management team we have built at Arch.  We believe we have assembled one of the finest management teams in the industry.  We are also extremely pleased with Paul’s continued active participation with the Company, which will benefit from his wisdom, knowledge and experience in the years to come.”

Robert Clements, Chairman of the Board, said, “These promotions are part of the long-term succession plan formulated over two years ago when Paul and Dwight joined Arch at the beginning of our new underwriting initiatives.  With Paul’s guidance, our reinsurance business has established itself as a significant participant in the worldwide reinsurance marketplace.  Under the leadership of the continuing senior team led by Dwight, the strategic direction of the Company will not change.  We are confident that our reinsurance operations will continue to deliver outstanding results to our clients and shareholders.”

Mr. Ingrey added, “Having worked with Dwight, Marc, John and Tim and the other members of the senior team for many years at Arch and F&G Re, I have a lot of confidence in them and am very pleased that they will lead our reinsurance operations into the future.  I will continue to work with Dwight and the team to ensure a smooth transition over the coming months, and I look forward to my continued involvement in the Company’s business and strategic direction in my new role.”

Arch Capital Group Ltd., a Bermuda-based company with approximately
$2.1 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the “Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance.  Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements.  Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250